UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2017 (January 12, 2017)

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13022 Preston Rd

Dallas, Texas 75240

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (972) 587-4049

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17 and January 18, 2017, the Board of Directors of DGSE Companies, Inc. (“DGSE”) elected new independent board members Jim Ruth, age 52, Alexandra Griffin, age 27, and Joel Friedman, age 48, as members of the Board of Directors of DGSE following the resignations of independent directors J. Marcus Scrudder, Michael J. Noel and Douglas J. Lattner from the Board of Directors. Mr. Scrudder, Mr. Noel, and Mr. Lattner each notified DGSE by respective letters dated January 12, 2017, of their intent to resign from the Board.

Mr. Ruth, is currently the President and Chief Executive Officer of OppMetrix. He obtained his Bachelors of Science degree from the University of Michigan and holds a Masters of Business Administration from the SMU Cox School of Business. Mr. Ruth will serve as the Chairman of the Compliance, Governance and Nominating Committee along with being a member of the Audit Committee and the Compensation Committee. Ms. Griffin has a Bachelor of Science Degree in Accounting from the University of Texas at Arlington. She has been with PrimeLending since December 2014 and has served as a Senior Accountant and is currently an Accounting Supervisor. Ms. Griffin is a CPA skilled in financial analysis and financial statement reporting in accordance with GAAP. She will be Chairman of the Audit Committee and will be a member of the Compensation Committee and the Compliance, Governance and Nominating Committee. Mr. Friedman has his undergraduate degree from the University of North Texas and holds a Masters of Business Administration from the SMU Cox School of Business. Mr. Friedman is the Lead Independent Director, Chairman of the Compensation Committee, and a Member of the Audit Committee and the Compliance, Governance and Nominating Committee.

There is no arrangement or understanding pursuant to which Mr. Ruth, Ms. Griffin, and Mr. Friedman were selected as directors of DGSE and there are no family relationships between Mr. Ruth, Ms. Griffin, and Mr. Friedman and the other directors or executive officers of the Company. Since the beginning of DGSE’s last fiscal year, Mr. Ruth, Ms. Griffin, and Mr. Friedman have not had any transactions or currently proposed transactions in which DGSE was or is to be a participant in amounts greater than $120,000 and in which any of Mr. Ruth, Ms. Griffin, or Mr. Friedman had or will have a direct or indirect material interest.

On January 17, 2017, the Board of Directors of DGSE Companies, Inc. elected to compensate each Board Member $ 2,500 quarterly. There is no other type of compensation paid including equity compensation.

On January 17, 2017, the Board of Directors elected Bret Pedersen, age 55, to the position of Chief Financial Officer following the resignation of Acting Chief Financial Officer Steve R. Patterson. Mr. Patterson notified DGSE, by letter dated January 13, 2017, of his intent to resign as Acting Chief Financial Officer effective January 14, 2017.

Mr. Pedersen has a Bachelor’s degree in Accounting from Southwest Texas State University. Having been a CPA for over twenty years, he has extensive experience in reporting, analyzing, and financially controlling companies. He has been serving in the capacity as a Financial Controller for the past twenty years. Two years prior to being employed by DGSE, Mr. Pedersen was the Financial Controller, from 2014 to 2016, for Payson Petroleum, Inc. which is the parent company of Payson Operating, LLC. Prior to Payson Petroleum, Mr. Pedersen was the Financial Controller, from 2009 to 2014, for Iron Creek Ventures, Inc.

There is no arrangement or understanding pursuant to which Mr. Pedersen was selected as an officer of DGSE and there is no family relationships between Mr. Pedersen and the other directors or executive officers of the Company. Since the beginning of DGSE’s last fiscal year, Mr. Pedersen has not had any transactions or currently proposed transactions in which DGSE was or is to be a participant in amounts greater than $120,000 and in which Mr. Pedersen had or will have a direct or indirect material interest.

Mr. Pedersen’s compensation package includes an annual salary of $ 150,000 with no bonuses and the same Health Care package offered to all employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ John R. Loftus
John R. Loftus
Chief Executive Officer

Date:   January 19, 2017